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                                                                      EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in this Annual Report on Form 10-K of St. Jude Medical, Inc. of our report dated February 12, 1998, included in the 1997 Annual Report to Shareholders of St. Jude Medical, Inc.

We also consent to the incorporation by reference in Registration Statement No. 33-29085; Registration Statement No. 33-41459; Registration Statement No. 33-48502; Registration Statement No. 33-54435 and Registration Statement No. 333-42945 on Form S-8 of our reports dated February 12, 1998, with respect to the consolidated financial statements and schedule of St. Jude Medical, Inc. included in or incorporated by reference in this Annual Report on Form 10-K for the year ended December 31, 1997.


                                       /s/ ERNST & YOUNG LLP

Minneapolis, Minnesota
March 27, 1998